Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Connie Perrine
President
Omni National Bank
404-250-7745

OMNI FINANCIAL SERVICES ANNOUNCES MANAGEMENT CHANGE
 AND RESTRUCTURING

ATLANTA— September 16, 2008 -- Omni Financial Services, Inc. (PINK: OFSI.PK) (“OFSI”), parent company of Omni National Bank, announced today that it implemented a reduction in force (“RIF”)  to reduce expenses and to maximize organizational efficiency primarily  at its headquarters located in Atlanta, Georgia  and in its Tampa, Florida office.  In Atlanta, 19 people representing approximately 20% of the workforce were terminated, along with 2 employees representing 20% of the Tampa, Florida workforce.  Two employees at other office locations were also terminated in the RIF.

Stephen M. Klein, the Bank’s chairman and chief executive officer, advised that the reduction in force included Irwin M. Berman, OFSI’s president and the Bank’s chief risk manager. Mr. Klein commented, “Irwin has been a partner and friend and has made invaluable contributions to the enterprise over the past 8 years.   His breadth of experience, both in our bank and in the industry generally, has served us well.  Unfortunately, though, from a cost reduction standpoint, we’ve had to make some very difficult decisions as we traverse the troubled banking landscape.” Klein added, “We wish Irwin the best and hope that he will choose to remain a member of our Board of Directors. If he does so, I am certain that his counsel would remain an integral part of our Board’s decision making over the immediate future.”

“We targeted a 20% reduction in our staff in Atlanta and Tampa, including senior level management,” said Connie Perrine, the Bank’s president. “We are reassessing all of our business units, our internal risk management, controls and policies, and we are making changes to improve operations.”

About Omni
Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, and asset-based lending. Omni Financial Services, Inc.'s common stock trades via the Pink Sheets under the symbol "OFSI.PK." Additional information about Omni National Bank is available on its website at www.onb.com.

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